SOPHiA GENETICS
POLICY

Policy Against Insider Trading
1.PURPOSE & SCOPE
SOPHiA GENETICS SA and its subsidiaries (collectively, the “Company”) will, without exception, comply with all applicable laws and regulations in conducting its business. Each employee and each director is expected to abide by this policy against insider trading (the “Policy”). When carrying out Company business, employees and directors must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities.
Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

2.AUDIENCE
The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information. This prohibition also applies to:
•the spouses, domestic partners and minor children (even if financially independent) of such employees or directors;
•anyone to whom such employees or directors provide significant financial support; and
•any account over which employees, directors and the persons listed above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the account) and those accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.
Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group”) to additional restrictions on trading in Company securities. The restrictions for the Window Group are discussed in the section below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

3.GENERAL RULE
The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All employees and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material nonpublic financial information, that employee or director is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. This is because the employee or director knows information that will probably cause the share price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.
It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”). In that case, they may both be held liable.
The U.S. Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment for up to ten years, in addition to civil penalties (up to three times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable U.S. state laws.
Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company. The mere perception that an employee or director traded with the knowledge of material inside information could harm the reputation of both the Company and that employee or director.

4.OTHER COMPANIES’ SECURITIES

Employees and directors who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell securities in such companies until the information becomes public. Employees and directors should not give tips about such securities.

5.HEDGING AND DERIVATIVES
Employees and directors are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, directors and employees are also prohibited from shorting the Company’s securities.
Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the share price will move rapidly. For that reason, when a person trades in options in his or her employer’s shares, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an employee or director to prove that he or she did not know about the announcement or event.
If the SEC or the stock exchanges were to notice active options trading by one or more employees or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees and directors from trading in options or other securities involving the Company’s ordinary shares. This Policy does not pertain to employee options granted by the Company. Employee options cannot be traded.

6.PLEDGING OF SECURITIES, MARGIN ACCOUNTS
Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an employee or a director has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees and directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

7.GENERAL GUIDELINES
The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

•Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.
•Trading in Company Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of ordinary shares and convertible securities. The exercise of employee options is not subject to this Policy. However, ordinary shares that were acquired upon exercise of an employee option will be treated like any other shares, and may not be sold by an employee who is in possession of material inside information. Any employee or director who possesses material inside information should wait until the start of the third business day after the information has been publicly released before trading. There is no exception to this Policy, even for hardship to the employee or director or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).
•Avoid Speculation. Investing in the Company’s ordinary shares provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of the Company. Although this Policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading or speculating in Company shares.
•Trading in Other Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the employee or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company intended to purchase assets from another company, and then placed an order to buy or sell shares in that other company because of the likely increase or decrease in the value of its securities.
•Restrictions on the Window Group. The Window Group consists of (i) directors and executive officers of the Company and their assistants and household members, (ii) employees in the Finance and Investor Relations Departments and (ii) such other persons as may be designated from time to time and informed of such status by the Company’s General Counsel. The Window Group is subject to the following restrictions on trading in Company securities:
◦subject to the restrictions below, during a particular fiscal quarter (the “Current Fiscal Quarter”), trading is permitted (the “Window”) from the start of the third business day following an earnings release for the preceding fiscal period up to and including the later of (i) the fifteenth calendar day of the last month of the Current Fiscal Quarter and (ii) the eighth business day following the earnings release for the preceding fiscal period, provided that, notwithstanding the foregoing, in no case will the Window will extend into the next fiscal period (i.e., if not closed earlier in accordance with (i) and (ii) above, the Window will close on the first calendar day of the next fiscal period);
◦all trades are subject to prior review by the Legal Department;
◦clearance for all trades must be obtained from the Company’s General Counsel;

◦no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior review by the Chief Executive Officer and General Counsel; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior review by the other; and
◦individuals in the Window Group are also subject to the general restrictions on all employees.
Note that at times the General Counsel may determine that no trades may occur even during the Window when clearance is requested. No reasons may be provided and the closing of the Window itself may constitute material inside information that should not be communicated.
The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”). However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the General Counsel, which will only be given during a Window period and only if the Window Group member does not have knowledge of material non-public information.

8.APPLICABILITY OF U.S. SECURITIES LAWS TO INTERNATIONAL TRANSACTIONS
All employees of the Company and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws may be applicable to trades in the Company’s securities executed outside the U.S., as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

9.OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
9.1.Public Resales – Rule 144
The U.S. Securities Act of 1933, as amended (the “Securities Act”), requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.
The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.

1.    Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.
2.    Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.
Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:
3.    Volume Limitations. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed ten percent (10%) of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent (1%) of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.
4.    Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.
5.    Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than USD 50,000. See “Filing Requirements” below.
Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.
9.2.Private Resales
Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he or she is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-

reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s General Counsel.
9.3.Underwriter Lock-Up Agreements
All of the directors, executive officers and employees who are shareholders of the Company have agreed to additional limitations on their ability to transfer, pledge or convey any of the economic consequences of ownership of any Company securities prior to 180 days after the date of the Company’s initial public offering in the United States.
9.4.Restrictions on Purchases of Company Securities
In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company shares, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s General Counsel if you desire to make purchases of Company shares during any period that the Company is conducting an offering or buying shares from the public.
9.5. Filing Requirements.
Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the shares owned, when coupled with the amount of shares subject to options exercisable within 60 days, exceeds the five percent limit.
A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of shares beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent (5%) is per se material and must be reported.
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.
Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than USD 50,000.

10.CONTACT INFORMATION
All questions and inquiries regarding this Policy, should be addressed to the CLO-General Counsel and, in such person’s absence, the Corporate Secretary Team.

11.RELATED DOCUMENTS
•Disclosure Committee Charter
•Disclosure Guidelines
•Social Media Policy
•Insider Trading Guidelines
12.REVIEW & UPDATES
The Audit Committee may amend or modify this Policy at any time.